McBride & Perry
Accountancy Corporation

Stephen V. McBride, C.P.A.
Christopher L. Perry, C.P.A.





To the Board of Directors and Stockholders



We have audited the accompanying balance sheet of Reel Magic
Productions (a development stage Nevada Corporation ) as of December 31 2006 and the related statements of operations, changes in stockholders equity and cash flows for the year then ended. These financial statements are the responsibility of Reel Magic Productions' management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reel Magic Productions as of December 31, 2006 and its cash flow for the year then ended in conformity with generally accepted accounting principles.




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March 15, 2007
Newport Beach, California








2733 West Coast Highway . Newport Beach, California 92663 .
(714) 768-0991